Exhibit 10.1

[Letterhead]

August 18, 2015

Richard M. Olson

Dear Rick:

It is with great pleasure that I am able to offer you the position of President and Chief Operating Officer of The Toro Company. Earlier today, the Board of Directors formally elected you to this position effective as of September 1, 2015 and subject to your written acceptance of this offer.

The following confirms the terms and conditions of this offer:

Title:	President and Chief Operating Officer (President & COO)

Effective Date:	September 1, 2015

Base Salary:	Your Base Compensation will be set by the Compensation & Human Resources Committee (C&HR Committee) at its meeting to be held in September 2015 taking into account your new responsibilities.

Annual Cash Incentive:

Your F’15 Annual Performance Award, including the payout target and performance measures and weightings, will remain unchanged.

Your F’16 Annual Performance Award, including the payout target and performance measures and weightings, will be set by the C&HR Committee at its meeting to be held in December 2015 (the December 2015 Meeting) taking into account your new responsibilities.

Long-Term Incentives:	All of your outstanding long-term incentive awards, including Stock Option Awards, Restricted Stock Unit Awards and Performance Share Awards (F’13 to F’15, F’14 to F’16 and F’15 to F’17) will remain unchanged, including the performance measures and weightings for the Performance Share Awards.

Your F’16 long-term payout target will be set by the C&HR Committee at the December 2015 Meeting taking into account your new responsibilities. Similar to prior years, it is expected that one-half of the value of your F’16 long-term payout target will be delivered in the form of Stock Option Awards and the other half will be delivered in Performance Share Awards.

Executive Perquisites:	Your perquisites will remain at their current level.

Responsibilities, Reporting Structure & Board Status:	As the President & COO, you will be responsible for all of our businesses and global operations and continue to report to me. You have not been appointed to The Toro Company Board of Directors at this time but it is expected that you will work closely with me on all Board-related matters and attend all Board meetings.

Rick, on behalf of the Board and myself, I want to congratulate you on this significant achievement. I look forward to your acceptance of this offer and working with you to continue to drive the company to even higher levels of success.

Sincerely,

/s/ Michael J. Hoffman

Michael J. Hoffman
Chairman and CEO
The Toro Company

August 19, 2015

To the Board of Directors of The Toro Company:

I, Richard M. Olson, consent to being elected as the President and Chief Operating Officer of The Toro Company effective as of September 1, 2015.

/s/ Richard M. Olson
Signature